EXHIBIT 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP ANNOUNCES SIGNIFICANTLY IMPROVED

FIRST QUARTER 2008 FINANCIAL RESULTS

•	In line with preliminary results, operating income totals $101,000, compared to operating loss of $772,000 in Q107

•	EBITDA totals $435,000

•	Sales growth from continuing operations of 3% to $22.0 million year-over-year

•	Gross margin increases 1000 basis points to 36% on a sequential basis

•	Debt, net of cash, down to $8.9 million from $20.3 million as of December 29, 2007 and $53.8 million a year ago

Carlsbad, California, May 13, 2008 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear and accessories company, announced today consolidated results for the first quarter ended March 29, 2008.

“We are very pleased with our first quarter performance, particularly in light of the present challenges in retail,” commented Cathy Taylor, Phoenix Footwear’s Chief Executive Officer. “Reflecting our improvement in product design, merchandising and execution, four out of our five brands posted increases in sales. The strong momentum was led by Tommy Bahama, which grew at a high double-digit rate for the third consecutive quarter. Our improved sourcing and procurement capabilities translated into expanded gross margins, and we expect further improvements in gross margins by the end of the fiscal year. Additionally, our continued focus on closely controlling costs allowed us to return to operating profitability. We have repaid the majority of our bank debt and now move forward with a strong capital base.”

First Quarter 2008 Results

•

Net sales from continuing operations increased 3% to $22.0 million, compared to $21.3 million for the first quarter of fiscal 2007. The net sales growth included strong performances of Tommy Bahama and SoftWalk brands, which increased 34% and 10%, respectively, year-over-year. The Company also generated sales growth in its H.S. Trask and Trotters product lines. Sales of Chambers decreased 4% for the quarter reflecting the continued challenging retail environment at large.

•

On a sequential basis, gross margin expanded 1000 basis points to 36%, compared to 26% for the quarter ended December 29, 2007. For the first quarter of fiscal 2007 gross margin from continuing operations was 39%.

•

Operating expenses decreased to $7.8 million, or 35% of net sales, compared to $9.1 million, or 43% of net sales, for the first quarter of fiscal 2007. The decrease in operating expenses is a result of expense controls during the quarter, as well as expense reimbursements received by the Company under the Transition Services Agreement entered into concurrently with its divestiture of Altama Delta Corporation.

•	The Company reported operating income of $101,000 and EBITDA of $435,000, compared to an operating loss from continuing operations of $772,000 and negative EBITDA of $235,000 a year ago.

•	Net loss was $280,000, or $0.03 per share, on 8.1 million weighted-average shares outstanding. This compares to net loss of $980,000 from continuing operations for the first quarter of fiscal 2007.

Ms. Taylor continued, “In spite of a difficult economic environment, we remain optimistic about our future. We have exciting developments underway, including the expansion of our Tommy Bahama product offering to take advantage of their RELAX label, a new product line of H.S. Trask and a new extension of our Trotters label, “The Z Collection.” Based on the initial customer response, we believe each of these brands is positioned for continued improvements.

“We are starting the year with what we believe to be a strong portfolio of brands, a solid and vastly improved capital structure, better operating performance and a further strengthened management team. We are very proud of our accomplishments to date and are committed to building value for our shareholders in 2008 and beyond.”

Balance Sheet and Liquidity

As of March 29, 2008, the Company had $18.4 million in working capital, an increase of $26.6 million from one year ago. As of March 29, 2008, tangible net worth totaled $19.7 million and the Company’s bank debt, net of cash, totaled $8.9 million.

During the first quarter, the Company continued its negotiations toward refinancing its revolving credit facility with Wells Fargo pursuant to a term sheet which provides for interest at LIBOR plus 2.4%, or prime minus 0.25% for an effective interest rate of 4.75% based upon today’s rates. The Company is working toward signing a definitive agreement for the facility. The facility is expected to be in place no later than mid-2008.

Financial Guidance

Ms. Taylor concluded, “While the second quarter will be our seasonally weakest quarter and will not produce a profit, we are again expecting to see growth in the majority of our brands and gross margins at a level which is comparable to our first quarter results. We expect Chambers to return to positive growth in the second half of the year.”

For fiscal year 2008, the Company reiterates its previously issued guidance of net sales of between $95 million to $100 million and income from continuing operations of between $2.0 million to $2.5 million.

The preceding statements regarding Phoenix Footwear’s expected financial performance and condition are based on current information and expectations, and actual results may differ materially. Phoenix Footwear can give no assurances that such expectations will prove correct. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations that may be completed. Phoenix Footwear makes these statements as of today and undertakes no obligation to update this information based on actual results during the period or changes in assumptions or estimates or other changes in the period. While it is currently expected that these business outlook statements will not be updated prior to the release of Phoenix Footwear’s fiscal 2008 earnings announcement, Phoenix Footwear reserves the right to update the outlook for any reason during the year, including the occurrence of material events.

First Quarter 2008 Conference Call

Phoenix Footwear will host a conference call to discuss the first quarter results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 800-762-8795 ten minutes prior to the scheduled start time. International callers should dial 480-248-5085. If you are unable to participate in the live call, a replay will be available beginning Tuesday, May 13, at 7:30 p.m. Eastern Time, through Tuesday, May 20, at midnight Eastern Time. To access the replay, dial 800-406-7325 (passcode: 3877056). International callers should dial 303-590-3030 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear's website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men's and women's dress and casual footwear, belts, and other accessories. Phoenix Footwear's brands and licenses include Tommy Bahama Footwear®, Trotters®, SoftWalk®, H.S. Trask®, Chambers Belts® and Wrangler® . Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding Phoenix Footwear's ability to obtain a replacement revolving credit facility, the future growth and performance of individual brands, Phoenix Footwear's expected financial performance and condition, and outlook for fiscal 2008 and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," "exploring, " or similar expressions. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear's Annual Report on Form 10-K for the fiscal year ended

December 29, 2007 filed with the Securities and Exchange Commission (the "SEC"), and in any subsequent reports filed with the SEC, all of which are available at the SEC's website at http://www.sec.gov. These include without limitation: Phoenix Footwear's ability to obtain a new revolving credit facility; risk associated with claims arising from past divestitures, including indemnification claims; risks associated with future acquisitions, including potential dilution and integration issues; the concentration of Phoenix Footwear's sales to a relatively small group of customers; changing consumer preferences and fashion trends; Phoenix’s ability to execute on its growth strategies; competition from other companies in Phoenix Footwear's markets; the potential financial instability of Phoenix Footwear's customers; Phoenix Footwear's ability to protect its intellectual property rights; the risk of losing third party trademark licenses; Phoenix Footwear's ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; Phoenix Footwear's reliance on independent manufacturers; disruptions in Phoenix Footwear's manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; and, the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions. Although Phoenix Footwear believes that the assumptions underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release are based on Phoenix Footwear's current expectations and projections about future events, based on information available at the time of the release, and Phoenix Footwear assumes no obligation to update any forward-looking statements.

The Company has discussed EBITDA, which is a “non-GAAP financial measure” and represents net (loss) earnings before interest expense, income taxes, depreciation and amortization. EBITDA is provided because the Company believes it is an important measure of performance. EBITDA should not be construed as an alternative to net earnings as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate EBITDA differently than other companies. A reconciliation of EBITDA is contained in the financial tables in this release under the heading “Non-GAAP Reconciliation—EBITDA.”

Contacts:

Scott Sporrer	Andrew Greenebaum / Lena Adams
Interim Chief Financial Officer	ICR, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or ladams@icrinc.com

Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

(In thousands, except share and per share data)

	For the Quarter Ended
	(Unaudited)
	March 29		March 31
	2008		2007
Net sales	$21,998	100.0%	$21,328	100.0%
Cost of goods sold	14,107	64.1%	12,994	60.9%

Gross profit	7,891	35.9%	8,334	39.1%
Operating expenses:
Selling and administrative expenses	8,345	37.9%	8,747	41.0%
Non cash 401k stock grant compensation	43	0.2%	133	0.6%
Amortization	152	0.7%	224	1.1%
Other (income) expense, net	(750)	-3.4%	2	—%

Total operating expenses	7,790	35.4%	9,106	42.7%

Loss from operations	101	0.5%	(772)	-3.6%
Interest expense	364		347

Loss before income taxes and discontinued operations	(263)	-1.2%	(1,119)	-5.2%
Income tax expense (benefit)	17		(139)

Loss before discontinued operations	(280)	-1.3%	(980)	-4.6%
Income from discontinued operations, net of tax	—	—%	1,394	6.5%

Net (loss) income	$(280)	-1.3%	$414	1.9%

(Loss) earnings per common share:
Basic
Continuing operations	$(0.03)		$(0.12)
Discontinued operations	—		0.17

Net (loss) earnings	$(0.03)		$0.05

Diluted
Continuing operations	$(0.03)		$(0.12)
Discontinued operations	—		$0.16

Net (loss) earnings	$(0.03)		$0.05

Weighted-average shares outstanding:
Basic	8,076,867		7,987,544
Diluted	8,076,867		8,660,415

Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	As of	As of	As of
	March 29,	December 29,	March 31,
ASSETS	2008	2007	2007
	(Unaudited)		(Unaudited)
Current assets:
Cash and cash equivalents	$395	$2,355	$2,187
Restricted cash	3,000	—	—
Accounts receivable, net	17,858	14,323	16,592
Inventories, net	17,911	19,874	20,367
Notes receivable	—	13,303	—
Income taxes receivable	1,823	2,657	2,502
Other current assets	2,094	1,661	2,718
Deferred income tax asset	—	—	939
Current assets of discontinued operations	—	—	23,385

Total current assets	43,081	54,173	68,690
Property, plant & equipment, net	2,184	1,996	2,262
Goodwill & unamortizable intangibles	6,190	6,190	11,064
Intangible assets, net	5,116	5,268	7,110
Other assets	50	50	50
Deferred income tax asset	—	—	540
Long term assets of discontinued operations	—	—	26,053

	$56,621	$67,677	$115,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,865	$7,032	$10,274
Accrued expenses	3,118	3,833	3,636
Notes payable—current	12,316	22,666	56,016
Other liabilities	1,330	1,467	1,060
Income taxes payable	11	444	158
Current liabilities of discontinued operations	—	—	5,711

Total current liabilities	24,640	35,442	76,855
Other long term liabilities	984	1,127	1,525
Deferred income tax liability	21	21	—
Long term liabilities of discontinued operations	—	—	4,699

Total liabilities	25,645	36,590	83,079
Stockholders' equity	30,976	31,087	32,690

	$56,621	$67,677	$115,769

PHOENIX FOOTWEAR GROUP, INC.

NON-GAAP RECONCILIATION—EBITDA

(Unaudited)

(In thousands)

	Three Months Ended
	March 29, 2008	March 31, 2007
Net (loss) earnings	$(280)	$414
Earnings from discontinued operations, net of tax	—	(1,394)
Income tax provision (benefit)	17	(139)
Interest expense, net	364	347
Depreciation and Amortization	334	537

EBITDA	$435	$(235)

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